UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2007

SYNUTRA INTERNATIONAL, INC.

DELAWARE	000-5061	13-4306188
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2275 Research Blvd, Suite 500
Rockville, Maryland 20850
(Address of principal executive offices)

Registrant’s telephone number, including area code: 301-840-3888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act of 1933 (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(e) under the Exchange Act (17 CFR 240.13e-4(c))

1 of 3

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements and Related Audit Report

On February 5, 2007, the Chief Executive Officer and Chief Financial Officer of Synutra International, Inc. (the “Company”) concluded that the financial statements (the “Financial Statements’) included in Form 10-KSB/A (Amendment No. 2) for the fiscal year ended March 31, 2006 and Forms 10-Q/A and 10-Q for the subsequent quarters ended June 30 and September 30, 2006 should no longer be relied on. In the Financial Statements, the Company had accounted for sales (and related costs) of nutritional supplemental ingredients, anhydrous milk fat, non-fat dry milk and toll packaging and blending services in other income. In this connection, during the period covered by the Form 10-KSB/A, and Forms 10-Q/A and 10-Q for the two subsequent quarters, the Company’s business license defined its central operations to include dairy-based nutritional products for infants and children. Processing or packaging nutritional supplement ingredients, anhydrous milk fat, and non-fat dry milk, and toll processing and blending services at the time were considered new and development stage projects and were therefore classified as non-core operations. The Company’s business license was subsequently updated to include these operations, and management has reconsidered these business activities as mature, ongoing and contributing to its revenue stream. Accordingly, the Company revised the presentation of these sales (and related costs) for them to be included in revenue (and cost of sales), and the restatement for the fiscal year ended March 31, 2006 resulted in an approximately 28% increase in revenue ($29,586,740) and an approximately 12% decrease in gross profit percentage. However, the revisions had no effect on net income, comprehensive income, or earnings per share or operating cash flows for the fiscal year ended March 31, 2006.

The management discussed the matters disclosed in this filing with the Company’s independent registered public accounting firm. The Company has revised its previously filed financial statements by filing amendments to the Form 10-KSB for the fiscal year ended March 31, 2006 (Amendment No. 3), Form 10-Q for the quarter ended June 30, 2006 (Amendment No.2), and Form 10-Q for the quarter ended September 30, 2006 (Amendment No. 1) for these reasons.

2 of 3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2007	SYNUTRA INTERNATIONAL, INC. By: Weiguo Zhang, Chief Operating Officer

3 of 3